UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

HESS CORPORATION
(Exact name of the registrant as specified in its charter)

Delaware	1-1204	13-4921002
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1185 Avenue of the Americas
New York, N.Y.
10036
(Address of principal executive offices and zip code)
John P. Rielly
Executive Vice President
and Chief Financial Officer
212-997-8500
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☐	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, ______.

☒	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

Section 2 – Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Disclosure of Payments by Resource Extraction Issuers
The specified payment disclosure required by this Form is included in Exhibit 2.01 to this Form SD. Pursuant to Instruction (1) of Instructions to Item 2.01 of Form SD, Hess Corporation is hereby submitting the required disclosure for Hess Midstream LP, a publicly traded limited partnership and consolidated subsidiary of Hess Corporation.
Section 3 – Exhibits
Item 3.01 Exhibits
The following exhibits are filed as part of this report.

Exhibit number	Description
2.01	Resource Extraction Payment Report
2.01(INS)	XBRL Instance Document
2.01(SCH)	XBRL Schema Document

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

HESS CORPORATION
(Registrant)

By:	/s/ John P. Rielly	Date: September 24, 2024
Name:	John P. Rielly
Title:	Executive Vice President and
Chief Financial Officer